Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Release

PR Contact:	Investor Contact:
Jeannette Hudler	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces Second Quarter 2006 Financial Results
23% year-over-year revenue increase fuels strong profits
PLANO, Texas — July 26, 2006 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its second quarter ended June 30, 2006.
Revenues for the second quarter of 2006 were $9.4 million, representing a 23% increase over revenues for the second quarter of 2005 of $7.6 million and a 15% sequential increase when compared to revenues of $8.2 million for the first quarter of 2006. Revenues in the quarter were primarily driven by a substantial increase in broadband telecom revenues, which rose 49% to $7.7 million in the second quarter of 2006 compared to $5.2 million for the second quarter of 2005. As expected SlotOptimizer™ product line revenues declined to $1.2 million for the second quarter of 2006 compared to $1.7 million for the second quarter of 2005. Gross margin for the second quarter of 2006 was 58% compared to 53% for the second quarter of 2005. The company recorded a second quarter 2006 net income of $1.1 million, or $0.19 per share, compared to a loss of $471,000, or $(0.08) per share in the second quarter of 2005.
“We are very pleased with the financial and business performance in the second quarter. This positive trend is a direct result of our customers’ acceptance of Interphase products into their solutions which are now being successfully deployed into the market,” said Greg Kalush, president and chief executive officer of Interphase Corporation. “Our team’s hard work and dedication along with the strength of our committed customer relationships have fueled the transition of customer projects into commercial deployment, translating into a diversified revenue base that is nicely positioned for future growth. The successful completion of the conversion of our major product lines to comply with the European Union RoHS directive has enabled our customers to plan a smooth product transition to meet the July 1 deadlines and enhanced our status as a key trusted partner. This reputation, combined with our focus on product and process quality along with exceptional customer support are enabling us to penetrate further into the industry’s most prestigious companies with a broad portfolio of next-generation PCI-Express, AdvancedTCA and AdvancedMC solutions.”

For the first six months of 2006, revenues were $17.5 million, compared to $16.4 million in the first half of 2005 with gross margin in both years of 54%. Net income for the first six months of 2006 was $1.5 million or $.24 per share, compared to a net loss of $316,000 or $(0.05) per share in the first half of 2005. The company’s balance sheet continues to be strong with a working capital position of $26.4 million, including cash and marketable securities of $20.3 million on June 30, 2006.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation Advanced TCA® (ATCA), MicroTCA™ and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, clients include Alcatel, Ericsson, Fujitsu Ltd., Hewlett Packard, Lucent Technologies, Motorola Inc., Nortel Networks Ltd. and Samsung. Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
Interphase, the Interphase logo, SlotOptimizer and the Be Mobile. Be Secure. tagline are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenues	$9,371	$7,592	$17,522	$16,372
Gross margin	5,400	4,050	9,521	8,802
Research and development	1,966	2,024	3,846	4,193
Sales and marketing	1,474	1,558	2,818	3,076
General and administrative	1,242	897	2,196	1,843

Total operating expenses	4,682	4,479	8,860	9,112
Income (loss) from operations	718	(429)	661	(310)
Income (loss) before income tax	1,066	(390)	1,261	(199)
Net income (loss)	1,143	(471)	1,453	(316)
Net income (loss) per diluted share	$0.19	$(0.08)	$0.24	$(0.05)
Weighted average common and dilutive shares	6,002	5,755	5,940	5,753
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	June 30, 2006	Dec. 31, 2005

Cash and marketable securities	$20,305	$18,568
Accounts receivable, net	6,826	5,195
Inventories	2,400	3,109
Net property, plant and equipment	972	1,158
Total assets	32,165	29,194
Total liabilities	7,659	6,696
Total shareholders’ equity	$24,506	$22,498
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